Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cellular Biomedicine Group, Inc.
Cupertino, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-198692, 333-158583 and 333-187799) of Cellular Biomedicine Group, Inc. of our report dated March 31, 2015, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP

Phoenix, Arizona
March 11, 2016